Exhibit 99.1

AMC NETWORKS INC. REPORTS
FIRST QUARTER 2013 RESULTS

First Quarter 2013 Highlights:

•	Net revenues increased 17.1% to $382 million

•	Operating income increased 31.4% to $127 million

•	AOCF[1] increased 19.5% to $150 million
New York, NY - May 9, 2013: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the first quarter ended March 31, 2013.
President and Chief Executive Officer Josh Sapan said: "AMC Networks is off to a strong start in 2013, with double digit increases in net revenues, AOCF and operating income driven by our popular original programming that is resonating with an increasing number of viewers and advertisers. Sundance Channel's two new original scripted shows, Rectify and Top of the Lake, have been met with wide critical and popular acclaim, and Portlandia, which has become IFC's signature show and one of the most unique comedies on television, completed its third season and continues to perform well. WE tv's successful series Braxton Family Values and Mary Mary out-delivered prior year averages, making WE tv a top three women's network on Thursday nights, and at AMC, The Walking Dead became the number one show for the broadcast season for adults 18-49 for all of television, a first for any cable series, up 55% from the prior season."
First quarter net revenues increased $56 million, or 17.1%, to $382 million over the first quarter of 2012, led by 18.2% growth at National Networks. Adjusted Operating Cash Flow (“AOCF”)1 totaled $150 million, an increase of 19.5% or $24 million versus the prior year period. The AOCF increase resulted from 19.3% growth at National Networks partially offset by a $2 million decline in AOCF at International and Other. Operating income was $127 million, an increase of 31.4% or $30 million versus the prior year period. The operating income increase resulted from 29.5% growth at National Networks partially offset by a $2 million increase in the operating loss at International and Other.
First quarter net income from continuing operations was $62 million ($0.85 per diluted share), compared with $43 million ($0.60 per diluted share) in the first quarter of 2012. The increase resulted primarily from the growth in operating income.
For the three months ended March 31, 2013, net cash used in operating activities was $38 million and Free Cash Flow1 was negative $46 million. These amounts represent a decrease of $115 million and $120 million, respectively, compared to the prior year period. The decrease was primarily the result of $83 million in cash income tax payments in the current period, compared to $2 million in the prior year period. The increase in cash income tax payments reflects $81 million in payments related to preliminary allocation of the VOOM HD settlement proceeds. See the “Other Matters” section of this release for a further discussion of this matter. Excluding the impact of cash income tax payments, the decrease in Free Cash Flow was primarily the result of an increase in working capital and capital expenditures partially offset by improved operating performance.

1. See definition of Adjusted Operating Cash Flow (“AOCF”) and Free Cash Flow included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Segment Results

(dollars in thousands)	Three Months Ended March 31,
	2013	2012	Change
Net revenues:
National Networks	$359,466	$304,223	18.2%
International and Other	26,293	26,346	(0.2)%
Inter-segment eliminations	(3,798)	(4,330)	12.3%
Total net revenues	$381,961	$326,239	17.1%

AOCF:
National Networks	$159,103	$133,372	19.3%
International and Other	(9,901)	(8,207)	(20.6)%
Inter-segment eliminations	964	505	90.9%
Total AOCF	$150,166	$125,670	19.5%
National Networks
National Networks principally consists of the Company's four nationally distributed programming networks, AMC, WE tv, IFC and Sundance Channel.
National Networks revenues for the first quarter 2013 increased 18.2% to $359 million, AOCF rose 19.3% to $159 million, and operating income grew 29.5% to $141 million, all compared to the prior year period.
Growth in revenues was primarily led by a 26.9% increase in advertising revenues to $164 million. The increase in advertising revenues was due to strong demand for our original programming, primarily at AMC. Distribution revenues increased 11.7% to $196 million. The growth in distribution revenues was primarily attributable to increases in digital distribution and affiliate fee revenues.
First quarter AOCF increased 19.3% to $159 million reflecting the increase in revenues partially offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming expenses partially offset by a decrease in marketing expenses compared to the prior year period. The operating income increase reflected the growth in AOCF and a reduction in amortization expense.
International and Other
International and Other principally consists of AMC/Sundance Channel Global, the Company's international programming business; IFC Films, the Company's independent film distribution business; AMC Networks Broadcasting & Technology, the Company's network technical services business; various developing online content distribution initiatives; and VOOM HD.
International and Other revenues for the first quarter of 2013 were essentially flat at $26 million, AOCF declined $2 million to a deficit of $10 million, and operating loss increased $2 million to $15 million, all compared to the prior year period.
First quarter revenues reflected an increase in affiliate fee revenues related to the Company's international operations offset by a decline in revenues at IFC Films.
First quarter AOCF principally reflected an increase in professional fees related to the allocation of the VOOM HD settlement proceeds. Operating loss results reflected the AOCF performance.

Other Matters
DISH Network
As previously noted, on October 21, 2012, DISH Network L.L.C. (“DISH Network”) and the Company entered into a settlement agreement resolving the litigation between VOOM HD and DISH Network. In connection with the VOOM HD settlement agreement, DISH Network entered into a long-term affiliation agreement with the Company that provided for the carriage of AMC, IFC, Sundance Channel and WE tv. In addition, DISH Network paid $700 million to an account for the benefit of Cablevision Systems Corporation (“Cablevision”) and the Company. As of December 31, 2012, $350 million of the settlement proceeds were preliminarily distributed to each of Cablevision and the Company.
On April 8, 2013, Cablevision and the Company entered into an agreement to finalize the allocation of the $700 million in settlement proceeds. As a result of the April 8th agreement, the Company retained $175 million and paid the remaining $175 million of the $350 million that was previously distributed to it to Cablevision. Additionally, during the second quarter, the Company expects to record to operating income a litigation settlement gain of approximately $133 million.
Please see the Company's Form 10-Q for the period ended March 31, 2013 for further details.
Description of Non-GAAP Measures
The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit and restructuring expenses or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.
The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.
Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management's effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.
The Company defines Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company's measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 7 of this release.

Forward-Looking Statements
This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company's filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
Conference Call Information
AMC Networks will host a conference call today at 11:00 a.m. ET to discuss its first quarter 2013 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 44068483.
About AMC Networks Inc.
AMC Networks owns and operates several of cable television's most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two reportable operating segments: (i) National Networks, which includes AMC, WE tv, IFC and Sundance Channel; and (ii) International and Other, which includes AMC/Sundance Channel Global, our international programming business; IFC Films, the Company's independent film distribution business; and AMC Networks Broadcasting & Technology, the Company's network technical services business. For more information on AMC Networks, please visit the Company's website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31, 2013 and 2012
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues, net	$381,961	$326,239
Operating expenses:
Technical and operating (excluding depreciation and amortization)	136,679	104,930
Selling, general and administrative	99,453	99,222
Restructuring credit	—	(3)
Depreciation and amortization	18,345	25,051
	254,477	229,200
Operating income	127,484	97,039
Other income (expense):
Interest expense	(29,369)	(29,797)
Interest income	253	105
Write-off of deferred financing costs	—	(312)
Miscellaneous, net	(202)	12
	(29,318)	(29,992)
Income from continuing operations before income taxes	98,166	67,047
Income tax expense	(36,649)	(23,970)
Income from continuing operations	61,517	43,077
Income from discontinued operations, net of income taxes	—	104
Net income	$61,517	$43,181

Basic net income per share:
Income from continuing operations	$0.86	$0.62
Income from discontinued operations	$—	$—
Net income	$0.86	$0.62

Diluted net income per share:
Income from continuing operations	$0.85	$0.60
Income from discontinued operations	$—	$—
Net income	$0.85	$0.60

Weighted average common shares:
Basic weighted average common shares	71,290	69,871
Diluted weighted average common shares	72,547	72,130

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31, 2013
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$159,103	$(14,221)	$(3,448)	$—	$141,434
International and Other	(9,901)	(4,124)	(889)	—	(14,914)
Inter-segment eliminations	964	—	—	—	964
Total	$150,166	$(18,345)	$(4,337)	$—	$127,484

	Three Months Ended March 31, 2012
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$133,372	$(21,305)	$(2,849)	$—	$109,218
International and Other	(8,207)	(3,746)	(734)	3	(12,684)
Inter-segment eliminations	505	—	—	—	505
Total	$125,670	$(25,051)	$(3,583)	$3	$97,039

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

	March 31, 2013	December 31, 2012	March 31, 2012
National Networks Subscribers
AMC (a)	98,700	98,900	96,400
WE tv (a)	81,800	81,500	76,600
IFC (a)	70,300	69,600	66,300
Sundance Channel (b)	50,300	50,200	42,400

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.

(b)	Subscriber counts are based on internal management reports and represent viewing subscribers.

Capitalization	March 31, 2013
Cash and cash equivalents (a)	$554,948
Less: VOOM HD settlement payment	(175,000)
Cash and cash equivalents excluding VOOM HD settlement payment	$379,948
Credit facility debt (b)	$880,000
Senior notes (b)	1,300,000
Total debt	$2,180,000
Net debt	$1,800,052
Capital leases	15,286
Net debt and capital leases	$1,815,338
LTM AOCF (c)	$489,913
Leverage ratio (d)	3.7 x

a)
Includes $175,000 that was paid to Cablevision in the second quarter of 2013 related to the finalization of the allocation of the VOOM HD settlement proceeds (see the “Other Matters” section of this release for further details).

b)	Represents the aggregate principal amount of the debt.

c)	Represents reported AOCF for the trailing twelve months.

d)
Represents net debt (excluding the $175,000 related to the VOOM HD settlement payment to Cablevision) and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company's credit facility.

Free Cash Flow	Three Months Ended March 31,
	2013	2012
Net cash (used in) provided by operating activities (a)	$(37,829)	$76,963
Less: capital expenditures	(8,003)	(2,838)
Free cash flow (a)	$(45,832)	$74,125

a)
Net cash used in operating activities and free cash flow for the three months ended March 31, 2013 include $81 million of cash income tax payments related to the preliminary allocation of the VOOM HD settlement proceeds. See the “Other Matters” section of this release for further details.